Mail Stop 3561

									 April 21, 2006


Mr. Joseph R. Rodriguez, Jr.
Chief Financial Officer
International Food Products Group, Inc.
170 Newport Center Drive, Suite 260
Newport Beach, California 92660

		RE:	International Food Products Group, Inc.
			Form 10-KSB for Fiscal Year Ended June 30, 2004
			Filed November 16, 2004
			Form 10-KSB/A for Fiscal Year Ended June 30, 2004
			Filed May 9, 2005
Forms 10-QSB for Fiscal Quarters Ended September 30, 2004,
December
31, 2004, and March 31, 2005
Forms 10-QSB/A for Fiscal Quarters Ended September 30, 2004 and
December 31, 2004
Form 10-KSB for Fiscal Year Ended June 30, 2005
Filed October 13, 2005
Form 10-KSB/A for Fiscal Year Ended June 30, 2005
Filed January 19, 2006
Forms 10-QSB for Fiscal Quarters Ended September 30, 2005 and
December 31, 2005
			File No. 0-33251

Dear Mr. Rodriguez:

We have completed our review of your Forms 10-KSB and related filings and have no further comments at this time.



									Sincerely,


									George F. Ohsiek, Jr.
		Branch Chief


April 21, 2006
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